Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
WOR - Q3 2015 Worthington Industries Inc Earnings Call

EVENT DATE/TIME: MARCH 26, 2015 / 02:30PM GMT

CORPORATE PARTICIPANTS

 Cathy Lyttle Worthington Industries, Inc. - VP Corporate Communications & IR
 John McConnell Worthington Industries, Inc. - Chairman, CEO
 Andy Rose Worthington Industries, Inc. - EVP, CFO
 Mark Russell Worthington Industries, Inc. - President, COO

CONFERENCE CALL PARTICIPANTS

 Luke Folta Jefferies LLC - Analyst
 John Tumazos John Tumazos Very Independent Research, LLC - Analyst
 Phil Gibbs KeyBanc Capital Markets - Analyst

 PRESENTATION

Operator
 Good morning and welcome to be Worthington Industries third-quarter 2015 earnings conference call. (Operator Instructions) The conference is being recorded at the request of Worthington Industries; if anyone objects, you may disconnect at this time.

I'd like to introduce Ms. Cathy Lyttle, Vice President of Corporate Communications and Investor Relations. Ms. Lyttle, you may begin.

 Cathy Lyttle - Worthington Industries, Inc. - VP Corporate Communications & IR

 Good morning, everyone. Thank you for joining us on our third-quarter conference call.

As a reminder, certain statements made on this call are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risk and uncertainties and could cause actual results to differ from those suggested. Please review our news release that was issued yesterday for more detail on those factors that could cause actual results to differ materially.

If you'd like to listen to today's call again, a replay will be made available later on our website. On the call today you will hear from John McConnell, Chairman and CEO; Mark Russell, President and COO; and Andy Rose, Executive Vice President, CFO. John has some opening comments.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 Thank you, Cathy, and thank you all for joining us this morning. Everyone at Worthington is committed to increasing the value of our shareholders' investment and to do so in a transparent manner. We look forward today to add clarity as to where we are and why we feel good about the future.

Let's get started with Andy Rose, our Executive Vice President and Chief Financial Officer.

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 Thank you, John, and good morning, everyone. The Company delivered 4% revenue growth in the third quarter of fiscal 2015, but the rapid decline in steel prices and elevated manufacturing costs in a few of our businesses significantly impacted profits. Demand remained solid in most of our key end markets, with the exception of oil and gas and agriculture.

On Tuesday we announced the closure of our unprofitable Engineered Cabs facility in Florence, South Carolina, and a workforce reduction in oil and gas equipment to scale down our cost structure to better match demand. This resulted in a pretax impairment charge of $81.6 million, composed of $44.9 million of goodwill, $22.4 million of intangibles, and $14.3 million of fixed assets in Florence, and a pretax restructuring charge of $2.3 million for severance benefits in Pressure Cylinders.

Excluding these charges we earned $0.40 per share during the quarter, down $0.18 from the prior-year quarter. However, $0.08 per share or $9.2 million pretax of the decline was specifically attributable to inventory holding losses, and another $0.02 per share or $2.5 million pretax was related to the mark-to-market declines on hedges where we do not have hedge acounting. In the prior-year quarter, we had inventory gains of $1.6 million or approximately $0.01 per share.

SG&A expense declined $8.9 million this quarter, primarily related to lower profit-sharing and bonus accruals and, as a percentage of sales, fell to 8.3% from 9.8%.

Excluding restructuring charges, Cylinders operating income was down $600,000 year-over-year to $21.1 million. Volumes were down 13% in Cylinders, driven by declines in Consumer Products and industrial gas.

Steel Processing operating income was down $13 million to $16.3 million from the prior-year quarter, excluding restructuring charges. The inventory holding losses and related steel pricing impacts mentioned previously were the primary drivers. Volumes were up 4% and remained strong across most markets, with the exception of agriculture.

Revenue in Engineered Cabs was down $6 million. Excluding the impairment charges, Cabs recorded an operating loss of $4.5 million primarily from excessive costs in our Florence manufacturing facility.

Equity income from our joint ventures during the quarter was down $2.4 million, led by declines in Serviacero and ClarkDietrich, offset by increases at ArtiFlex. Serviacero is being impacted by the same steel price declines we are seeing in the US market, although we do not include them in our FIFO calculations. We received dividends of $19 million during the quarter.

EBITDA for the quarter, adjusted for non-cash charges, was $72 million, down from $89 million in the prior-year quarter. Our trailing 12-month EBITDA, adjusted for non-cash charges, was around $350 million, very close to our all-time high in 2005, a time when rapidly rising steel prices aided both our Steel Company and our Metal Framing business.

Free cash flow for the quarter was $56 million after investing $26 million in capital expenditures. We also paid dividends of $12.5 million during the quarter.

Yesterday, the Board declared an $0.18 per share dividend for the fourth quarter payable in June of 2015. We also repurchased approximately 2 million shares for $57 million during the quarter at an average price near $28.50.

During the quarter, we also spent $54 million on the acquisition of Rome Strip Steel, a manufacturer of cold rolled steel. This acquisition adds capacity and expands our customer base in this segment.

Shortly after the quarter closed, WAVE announced that it acquired the manufacturing assets of its Axiom and Serpentina product lines from its long-term supply partner, Fry Reglet. This is a vertical integration move that makes a lot of strategic sense and will be accretive this year.

Debt was up by $14 million during the quarter to $700 million. Interest expense was up $2.2 million over the prior year to $8.4 million, due to our $250 million long-term debt issuance back in April, although our run rate of interest is now around $8 million after repaying $100 million of notes in December.

Our balance sheet continues to have modest leverage and significant available capital. As of quarter end, we have total funded debt of $700 million, cash of $42 million, and over $400 million available under our revolving credit facilities.

Despite more noise in the quarter than we had hoped for, we continue to have confidence in our growth strategy and our team at Worthington. Our transformation continues to yield improved operational performance in many of our facilities, and the addition of our new corporate transformation team will accelerate that progress.

We have completed 18 acquisitions over the past five years, investing close to $760 million. That investment delivered $120 million of EBITDA in 2014 and does not include any earnings from the deals completed in 2015.

Every deal we have done has not been a success from a financial standpoint; but our overall track record is delivering solid returns to our shareholders, and we are confident that we will continue to do so in the future. I will now pass the call to Mark Russell, who will discuss operations.

 Mark Russell - Worthington Industries, Inc. - President, COO

 Thanks, Andy. Let's start with oil and gas equipment, where our sales were up 60% compared to last year, reflecting our most recent acquisitions in the comparison. As the number of operating rigs continues to decline precipitously, demand for all of our products is softening.

In response to this lower price environment, we recently announced significant labor force reductions at our facilities in Garden City, Kansas; Wooster and Bremen, Ohio; and Skiatook, Oklahoma; affecting almost 250 people, or about one-third of our total oil and gas equipment workforce.

In our Industrial Products business, sales globally were off 4.8% compared to last year, amid continued general economic weakness in Europe and the continued effect of our exit of the North American high-pressure cylinder business.

Consumer Products sales decreased 10% compared to last year, and our financial results continue to be affected by costs related to the consolidation of operations into our Chilton, Wisconsin, facility. We continue to make progress there toward the cost and productivity targets that prompted the consolidation event.

Alternative Fuels sales were up 6% as North American customers continue to adopt compressed natural gas for refuse and Class A trucks and mass transit buses. Shipments in Europe were softer.

Our Cryogenics products volume in North America continues to grow. Sales of existing products were up, and we continued to make progress on expanding our offering during the quarter. European and Middle Eastern volume continued to be softer, reflecting a reduction in our marine liquid natural gas fuel system sales and general economic weakness in the region.

Construction of our new world-class cryogenic facility in Bandirma, Turkey, continues on schedule for completion next fiscal year. We still believe in the long-term growth prospects of our Cryogenic business in spite of the now compressed spreads between liquefied natural gas and gasoline and diesel in several parts of the world.

Our Steel Processing business continues to show growth, with direct shipment volume up 2% compared to the same quarter last year and total volume up 8%. Metal Service Center Institute data for the same period shows a slight decrease in total industry shipments in the same period, as many spot price customers were delaying purchases as long as possible in the falling price environment.

Our shipments to the Detroit Three were up 19%. Our other automotive shipments were up 10%, and heavy truck was up 15%. Construction shipments were flat compared to last year, and notably were down slightly versus the prior quarter. Agriculture was down 31% and continues to be our weakest segment.

An 8% increase in toll processing volume was driven by both our producing mill and service center customers, as they respond to their own robust automotive demand.

As Andy noted, a strong overall performance in Steel was more than offset by FIFO inventory losses and mark-to-market impacts in a falling price environment. This will persist for as long as prices continue to fall, and beyond that for our average inventory turn of about two months.

We continue to run a balanced price/risk position where every day and versus substantially all of our steel shipments we fix purchase pricing at the same time as we commit to a selling price. Otherwise, we are generally pleased with the performance of our Steel business units.

Coated products were off slightly as weakness in construction and agricultural demand affected hot rolled galvanizing volume at our Delta, Ohio, facility. Our Spartan cold rolled galvanizing operation in Monroe, Michigan, also saw a reduced volume as our joint venture partner there, AK Steel, adjusts to their newly expanded footprint.

Our acquisition of Rome Strip Steel was completed in January and was accretive to our operating income in the quarter. Our integration activity is on track, and early results are meeting or exceeding our expectations.

The Steel Company's Tailor Welded Blanks joint venture with Wuhan Iron and Steel launched production in their new Canadian facility during the quarter. TWB research and development continues to drive the introduction of new products to cost-effectively take weight off of automobiles, such as curvilinear welded blanks and tailor welded coils, both of which are now in full production. Friction-stir welding of aluminum blanks continues to show promise in ongoing OEM trials for TWB.

Our Serviacero joint venture in Mexico again showed year-on-year volume growth as the automotive manufacturing base in Mexico continues a strong growth curve that looks set to continue for the foreseeable future. Our new Monterrey facility continues to be the focus of Serviacero's growth, with strong increases there in both pickling and downstream processing.

Our flagship JV with Armstrong, WAVE, finished essentially even with last year as improved profitability in Europe and Asia were outweighed by lower volume in the Americas. With the exception of the impact of falling steel prices, as Andy noted, our other joint ventures performed well and as expected in the quarter.

In our Engineered Cabs business, sales in the building and construction market were up 3%; and forestry, which is a relatively small segment, was up 37%, but that was more than offset by continued softness in mining and a now 65% decline in agricultural cab sales. Combined with high manufacturing cost in Florence, which is our South Carolina facility which we are closing.

After three consecutive years of weakness in most major cab markets with few exceptions, our customers continue to forecast flat or declining volumes for the balance of this calendar year. As we announced, we are consolidating our cab manufacturing footprint and will be permanently closing our facility in Florence, South Carolina.

Production there will wind down over the next couple of quarters and will ultimately affect just over 300 employees. We are grateful for the continuing hard work and commitment shown by the people in Florence. We intend to move significant portions of the Florence manufacturing volume to our Greeneville, Tennessee, facility.

Overall, we are focused on decisively adjusting to market conditions as required and also when a change in strategic direction is warranted. As Andy noted, we've grown rapidly in recent years both through organic investment and by numerous acquisitions; and, as Andy noted, most of these businesses are considering significantly to our earnings today.

Where they don't, we are taking decisive steps to correct. (technical difficulty) any business in our portfolio we will take action when it becomes apparent that we've miscalculated a risk or that a fundamental market condition has changed.

Meanwhile we recently rebooted our corporate transformation team with a renewed focus on driving transformational change even more rapidly and effectively than before. Our first transformation engagement in the quarter met our elevated expectations. We look forward to give you updates on our progress in future quarters.

John, back to you.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 Mark, Andy, thank you. At this point we will be happy to take any questions that you might have.

 QUESTION AND ANSWER

Operator

 (Operator Instructions) Luke Folta, Jefferies.

 Luke Folta - Jefferies LLC - Analyst

 Morning, guys. A number of questions here. I guess firstly on the oil and gas business, seems like things held pretty well shaped there during the quarter, but clearly there's a lot of downward pressure.

 I guess, when we think about top-line performance over the next several quarters, any reason to suspect that sales in that business wouldn't mirror what's happening in overall oil and gas CapEx? Is that how we should be thinking about it?

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 I think that's right.

 Luke Folta - Jefferies LLC - Analyst

 Okay. Then from a margin perspective, it's encouraging that you are being pretty aggressive in terms of adjusting your cost structure ahead of that decline. When we think about what sort of drag this might have on Cylinders margins over the course of -- as this declines, do you think the cuts that you're making are enough to neutralize the impact on the segment as a whole? Or is this something we think will be a drag?

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 Yes, it's a little tough to predict, but I would say probably expect a modest drag. But a lot of it -- I mean, this is a scalable business and one of the things that I think most of you are aware of, is when we acquire these companies in most cases we were adding people to take advantage of increased demand. So in some ways we're scaling back down and probably a little bit further than when we acquired some of these businesses.

So we're going to see some margin compression. We've already seen some of it; some of it is already reflected in the numbers.

I wouldn't expect it to be dramatic. But again, oil prices -- a lot of it depends on where the demand picture goes.

 Luke Folta - Jefferies LLC - Analyst

 Great, okay. All right. Then on the Steel side of the business, I actually missed what you said about the magnitude of the inventory holding impact.

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 What the number was?

 Luke Folta - Jefferies LLC - Analyst

 Yes.

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 It was $9.2 million during the quarter.

 Luke Folta - Jefferies LLC - Analyst

 $9.2 million? Then heading into the May quarter, you've got some lags built into your contracts. Should that impact be higher or lower in the May quarter versus February, as you see things now?

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 Well, one of the things that we have continued to see is the price of steel has continued to decline past the quarter end. So we'll feel -- certainly going to feel that in the fourth quarter. A lot of it depends on how far steel goes down.

 Mark Russell - Worthington Industries, Inc. - President, COO

 Yes, Luke, I'd say the same thing. It depends on where pricing goes from here. If it turned around today and went back up, I'm not sure where the math would shake out; but if it continues to fall, obviously, then that increases the impact.

 Luke Folta - Jefferies LLC - Analyst

 Right. But as things are falling, though, I would imagine that the initial impact is the biggest, and then it sort of -- the slope of the declines have -- they haven't been as steep recently as they had early on. So I'm just thinking, all things equal, if prices just hang out where they are here for a while, does that inventory holding loss fall in the May quarter?

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 Well, I mean the way we kind of think about it, because we are on FIFO accounting, is if we have 65 days of inventory that's sort of the amount of time it takes to work through the system. That's not an exact picture of how it works, but that's basically how we think about it at a high level.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 Yes, but I also think you are right in that the pace is as important as the decline, and the pace is slowing. So that is a positive.

 Luke Folta - Jefferies LLC - Analyst

 Okay; all right. Then it sounds like you're going to be able to in the Cabs business move some of that production from Florence to some of the other facilities. So maybe you won't lose all the revenue from the plant.

 But can you give us anything to help us understand maybe what the run rate of losses were in that facility? Just so we can understand what the positive impact of closing the plant would be.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 I think it's -- if the losses in Florence went away, the Cabs would have earned money.

 Luke Folta - Jefferies LLC - Analyst

 Oh, okay.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 Fair way to think of it?

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 Yes, close. I mean in the quarter we were approaching $2 million of operating loss.

 Luke Folta - Jefferies LLC - Analyst

 Ex-South Carolina?

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 No, I'm just saying that was the contribution of that plant.

 Luke Folta - Jefferies LLC - Analyst

 I see, I see. The math would almost work out the same way. Okay.

Then just lastly, the SG&A performance in Steel was pretty good this quarter. Is that the run rate we should be thinking about going forward?

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 That's one of the trade-offs of being a variable cost structure. We are a profit-sharing Company, and so when our profits decline you see that impact across all of our incentive structures.

 Luke Folta - Jefferies LLC - Analyst

 Okay. All right, that's it. Thank you.

Operator

 John Tumazos, John Tumazos Very Independent Research.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 Thank you very much for taking my call. Congratulations on having a Steel Processing profit about half of normal; that's pretty good when prices fall a couple hundred bucks over 10 months.

First, concerning WAVE, should we think of the accretive acquisition as benefiting Worthington by $100,000 a month, or about $1 million a month? Could you give us an idea of magnitude, first?

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 I wish it were in the millions, John, but it's probably in the hundreds of thousands.

 Mark Russell - Worthington Industries, Inc. - President, COO

 Yes.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 Second question. The dollar inventory account has risen during the fiscal year. The total inventories are $478 versus $410 at May 31; and May 31 was almost exactly the top of hot rolled spot prices, $675, $685.

So the dollar inventories are up 15%; the metal might be up 30% or something; and the payables went up $53 million. Could you give us some color as to which product lines had the increase in inventory, whether you deliberately took steel because it was so cheap, or whether customers wouldn't take steel from you?

And this might be too much inference from a balance sheet but it looks like some mills might have asked you to do them a favor and take steel and said: don't even pay us for a while. Given that your inventory went up and your payables went up so much. Maybe you didn't have room for anymore.

 Mark Russell - Worthington Industries, Inc. - President, COO

 John, there are two effects there physically. One is we had slightly higher working process inventory in the strip group, simply because we were at capacity and still are. The Rome acquisition will relieve that now.

But we were at capacity and we had to move more metal around than we would normally, and so our WIPs were a little bit higher than they were previously. That should come back down.

The other thing is we weren't speculating on inventory, but we did have higher inventories than normal because we were able to get that at a lower price versus our sales commitments. Again, it wasn't a speculation; we had sales commitments for that inventory, and we took custody of it physically.

And there were a few times when we were space constrained on that. So those were the two effects.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 If your suppliers say, do us a favor, take some steel for $300 or $400 a ton, take six months to pay us, we have so much we can't deal with it -- you know? Do them a favor.

 Mark Russell - Worthington Industries, Inc. - President, COO

 (laughter) Well, we are actively trading steel and while keeping a balanced position. And we would be certainly open to those kinds of offers, and we typically are.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 Thank you very much for your efforts.

Operator

 Phil Gibbs, KeyBanc.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Thanks. Good morning. I just wanted to clarify on the Cabs piece, did you say in the third quarter that ex-South Carolina that you would have been operating at a slight loss? I think John mentioned something close to breakeven.

Then this is on the second point with Cabs, with the relocation are you going to be shedding costs along with top line with this relocation? Or is it just merely a cost piece?

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 The answer to your first question is yes. If you eliminate the Florence operation, you've got a modest operating loss for the quarter.

The second part of your question is with a smaller footprint, obviously, ultimately we will scale back some costs. But we've also -- part of that is bringing the business back into line to where it would be normally.

We have put a lot of talented people into this business to try and work this issue. We have a transformation team in there. We have a lot of -- or some of Worthington's best people in this business and trying to fight the good fight.

And as we scale down the business a little bit with the closing of Florence, some of those folks will be absorbed back into other businesses in Worthington. So I would expect some reduction there.

 Mark Russell - Worthington Industries, Inc. - President, COO

 Yes, I would agree with that, Phil. The two-plant footprint should have a lower fixed cost base and ultimately should have a lower variable cost base. Those two plants are more efficient than Florence has been.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 That's helpful. I was more or less curious if, by shutting down that facility, that you would be turning down or losing revenues. Or is that not the case either?

 Mark Russell - Worthington Industries, Inc. - President, COO

 We will have a slight reduction in revenues, so we will be slightly lower sales. But the sales we are not -- the volume we are not moving has not been profitable.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay. Mark, did you say that ag cab sales were down 65% in your comments? Did I hear that right?

 Mark Russell - Worthington Industries, Inc. - President, COO

 Yes, 68% Ag cab sales (technical difficulty)

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Wow, okay. Then with --

 Mark Russell - Worthington Industries, Inc. - President, COO

 Oh, I'm sorry. It is 65%, Phil; you're right. I thought it was -- it's 65%.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay. Then with the plant closure announcements, is this the first of many? Or did you really take a hard diagnostic look over a number of quarters and say that this is the final decision we're making at this point in time? Or are we anticipating more heavy lifting?

 Mark Russell - Worthington Industries, Inc. - President, COO

 With the volume down in the market as low as it's been in recent history -- as far back as we can look, actually -- we think this is the right size for the bottom of the market. So it doesn't need to be any smaller to match demand. So we are focused on getting the business more efficient in the smaller footprint.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 For both Cabs and oil and gas?

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 In all cases I think you have to look at this as an ongoing process. Mark referred to that in his comments, that we're always evaluating where our businesses are and whether they are on track or not on track, what the market is doing around us. So it's always in -- it's a fluid situation; it always is.

We will continue to look at it. We don't see anything certainly on the immediate horizon beyond what we've done.

But we'll see where the economy goes and what else is happening. Our goal is to employ people and keep growing, and that's what we hope to do.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 That's a good goal. That's a great goal. Are the lower steel prices benefiting some of your other businesses at all? Or is it mostly surcharges in those businesses like Cylinders and the Energy business?

 Mark Russell - Worthington Industries, Inc. - President, COO

 In some cases that does give us a margin expansion. In most cases we are not trying to make money on the metal, so we're trying to make money on the value-add, and we often have deals that pass it through. But some of them, yes, it does expand the margin.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 But very little. Most of Cylinders, for instance, is fixed price on both sides.

 Mark Russell - Worthington Industries, Inc. - President, COO

 That's true.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 And everybody is comfortable with those situations.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 I appreciate all the color. Just one more quick one on Cylinder. Quarter-on-quarter, what was the adjusted increase in profitability driven by, given the fact that volumes were down so much?

 Was it an adjustment in SG&A, in the accruals? Or was there some mix or some other things from a timing standpoint?

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 Are you referring to Cylinders in particular, Phil?

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Yes, Cylinders quarter-on-quarter.

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 Yes, it was up a little bit. There's a couple things in play there; but acquisitions is probably the big driver there.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay. Thank you. Appreciate it.

Operator

 John Tumazos, John Tumazos Very Independent Research.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 I apologize; I probably should understand this better. But when WAVE makes the acquisition, do they make it with their own cash balances on hand? So that the dividends from WAVE for the next couple quarters might be a little bit less.

Or do they borrow? And if they borrow, that's not consolidated on your balance sheet even though it's 50% owned, right? Just explain the WAVE financing and how it flows through to Worthington.

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 WAVE paid for the acquisition with their own capital. And you are correct that their borrowings are not consolidated. Although, John, I will tell you that this -- the team did an outstanding job with this acquisition, and the amount of capital that they paid to do this is not significant for WAVE.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 Thank you very much. In terms of the oil and gas tank and cylinder businesses, I am concerned that the market thinks they are bigger than they are, or that the downside exposure is maybe several times bigger than their magnitude. Could you talk a little bit about sensitivity or worst-case?

The drill rig count now is down, for example, almost 50%. What would be a worst-case expectation for that business? I am just concerned the market is penalizing you for it 5 times over.

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 Well, I think we would agree. I think there other companies with exposure to oil and gas, seeing a similar impact, right? That was a trade that a lot of investors made, where they bought in when the prices were high and the market was growing very quickly. And when oil prices fell, they exited even faster, arguably.

The one thing I would say on that front, which is something we were talking about last night, is if you look at oil and gas and you even include Engineered Cabs, the two of those businesses are probably around 10% of Worthington's total revenue if you count the JV revenue. We're probably a $4 billion revenue company if you include the JV revenue, and those are probably $400 million.

And I would say the earnings of those businesses are certainly around the same percentage probably, maybe even a little less, because Cabs is losing money. So I would agree with you that I think the market is probably overreacting. But at the end of the day, we can't control the way the market prices our stock.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 Andy, if -- tolerate me one more; excuse me. With the debt getting close to $700 million temporarily and the wonderful opportunities to buy back the stock at low prices, is it less likely in the next year or two that Worthington might acquire a good-sized new business like Cabs?

Maybe investors shouldn't worry that there'd be any -- no more bumps in the road because you've got wonderful chances just to buy your own stock now.

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 Well, there are certainly -- certainly that argument can be made. I think we certainly believe that our stock is a very good investment. We've been -- that's been reflected in the acceleration of our share repurchases.

That being said, I don't think we expect to stop looking for good acquisitions. And those would include companies within our core Steel and Cylinder business and potentially even outside the core.

If we found a great business, would we consider it? Absolutely.

But one of the reasons we can flex up in our share repurchases is because at least right now we don't have any substantial acquisitions that are on the horizon. And we are entering into the fourth quarter, which historically is a very strong cash flow quarter -- both the fourth and the first quarter. So while we're at $700 million, I expect us to delever over the next couple of quarters.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 Thank you very much.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 Are there any other questions?

Operator

 We do have a follow-up question from the line of Phil Gibbs from KeyBanc. Please go ahead.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Hey, Andy. I think that last answer brings me into something on capital allocation that I wanted to ask. You talked about some deleveraging opportunities the next couple quarters. What right now is the rank priority for capital allocation right now for you guys the next 12 to 24 months?

You've made a lot of acquisitions. I know that's part of the strategy. You've got the buybacks; you've got potential to delever. What's the hierarchy here?

And then on the acquisition side, are there more businesses that you would be more amenable to, I guess, investing in from this point? Thanks.

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 We don't -- I wouldn't say we force-rank our capital allocation. We subscribe to a philosophy -- or at least I do -- of everything in moderation. We're going to fund our CapEx investment; a lot of that right now is going towards capacity expansion in businesses where we are at or near capacity and so there's good opportunities to generate good solid returns there.

The dividends, we have been paying a similar dividend this year. We will -- we evaluate that every quarter, and we'll do that again in June, particularly as part of our strategic planning. But that's $12 million, $12.5 million a quarter; it's not a huge investment, at least at this point.

Share repurchases and M&A are kind of the governor. If we have M&A, we will obviously fund those opportunities to the extent we think they are good investments. And that's why I said before there is an opportunity to delever, because if there is not a sizable acquisition that we're going to fund in the next quarter, then obviously we're going to either use that capital to buy back stock, which we've been doing, or pay down debt.

So those are the two options. Now we may decide to buy back more stock; I don't know.

But I would say all things being equal, if we stayed at the same pace in terms of share repurchases, our CapEx is going to stay at a similar level to what it has been and our dividend is set at least for the next quarter. So that's why I say it's possible that we do delever.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay. Any help you could give us on the recent WAVE acquisition and what that means? I know you talked about it as backward integration. Any thoughts that they are -- any more you could give us?

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 Well, the only thing I would say on that is WAVE is a manufacturing business, and this -- the Axiom-Serpentina product lines are growing very quickly. And it made sense for WAVE to own the manufacturing of those products.

They've been working to buy the assets or buy the business, the whole business, for several years, and they were able to strike a deal to do that. So they will now control the manufacture of those products, which is what they need to do.

It's not a huge investment of capital for WAVE, because they basically bought assets, and they will obviously transfer some of the good people that work there over to the WAVE payroll. And it will be accretive. WAVE is a profitable manufacturing operation.

It's not going to move the needle in a huge way, but it is millions of dollars in terms of incremental profit from the acquisition, without a lot of capital outlay.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Is it an efficiency investment or it is a top-line investment?

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 Well, probably neither. I mean, I think it's controlling your own destiny, right? WAVE wants to grow this product line and Armstrong wants to grow this product line, and they want to control the manufacture of it. They don't want to be at the mercy of a supplier and have the risks associated with that.

So they wanted to control the manufacturing assets. And it's a margin opportunity, right? The margin that they were paying to Fry Reglet they will now keep for themselves.

 Mark Russell - Worthington Industries, Inc. - President, COO

 And the return on the capital they took obviously made it attractive.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay, so it's an efficiency opportunity essentially. Okay. Thanks, gents.

Operator

 At this time there are no further questions in queue. Please continue.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 Thank you very much. We appreciate you all joining us today. Our Company is in great shape. We have a strong leadership team which is rapidly growing and maturing, and I remain very confident and excited about our future.

Thank you again. Talk to you next quarter.

Operator

 Ladies and gentlemen, this conference will be available for replay after 12:30 PM today through April 2. You may access the AT&T teleconference replay system at any time by dialing 1-800-475-6701 and entering the access code 355022. International participants may dial 320-365-3844. (Operator Instructions)
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